Exhibit 21.01

SUBSIDIARIES OF REGISTRANT

INTERSIL CORPORATION

SUBSIDIARIES OF REGISTRANT

AS OF MARCH 1, 2005

Subsidiary Name	State or Other Jurisdiction of Incorporation
U.S.
Intersil Communications, Inc.	Delaware
Elantec Semiconductor, Inc.	Delaware
Interbond, LLC	Delaware
Intersil Americas Inc.	Delaware
Intersil Investment Company	Delaware
Intersil (FL), LLC	Delaware
Intersil (OH), LLC	Delaware
Intersil Prism, LLC	Delaware
Xicor LLC	Delaware
Poweready, Inc.	Delaware
Analog Integration Partners, LLC	Delaware

Caribbean
Sapphire Worldwide Investments Inc.	British Virgin Islands
Elantec Semiconductor International, Ltd.	Bermuda
Elantec FSC, Inc.	Barbados

Asia
Elantec Semiconductor Malaysia Sdn. Bhd.	Malaysia
Elantec Semiconductor Japan, Ltd	Japan
Intersil China Limited	Hong Kong, PRC
Intersil K. K.	Japan
Intersil YH	Korea
Intersil Advanced Technology (Labuan) Ltd.	Federation of Labuan, Malaysia
Intersil Services Company Sdn. Bhd.	Malaysia
Intersil Pte. Ltd.	Singapore
Intersil Ltd.	Taiwan
Xicor Hong Kong Limited	Hong Kong

Europe
Intersil S.A.	Belgium
Intersil Sarl	France
Intersil GmbH	Germany
Intersil Srl	Italy
Intersil Holding GmbH	Switzerland
Intersil Europe Sarl	Switzerland
Intersil Wireless B.V.	The Netherlands
Intersil Limited	United Kingdom
Xicor, GmbH	Germany
Xicor Limited	United Kingdom
Intersil Luxembourg Participations Sarl	Luxembourg